Exhibit 16.1

[LETTERHEAD]

October 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Follmer Rudzewicz PLC was previously the independent auditor for Presidion Corporation, and reported on the financial statements of the Company for the fiscal year ended December 31, 2003. On or about, August 1, 2004, the partners of Follmer Rudzewicz PLC joined a new limited liability partnership UHY LLP. We have read the Company’s statements included under Item 4.0.1 of its Form 8-K, dated October 20, 2004, and we agree with such statements.

/s/	Follmer Rudzewicz PLC

Follmer Rudzewicz PLC